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(CAMBREX LOGO)

News Release

Date:      October 17, 2003
Contact:   Anne-Marie Hess, Director Investor Relations
Phone:     201-804-3062
Email:     annemarie.hess@cambrex.com
Release:   Immediate

       CAMBREX AMENDS ASSET PURCHASE AGREEMENT FOR RUTHERFORD CHEMICALS

        East Rutherford, NJ - October 17, 2003 - Cambrex Corporation (NYSE: CBM) announced today that it has agreed to amend the terms of its asset purchase agreement with Arsenal Capital Partners for the sale of its Rutherford
Chemicals business. The revised agreement specifies proceeds from the sale of Rutherford Chemicals of up to $65 million to be paid to Cambrex consisting of $55 million in cash at closing, a $2 million subordinated 12% interest bearing note payable in full in 5 1/2 years, and an $8 million performance-based cash earn-out as certain future operating profit targets are achieved in each of the next three years. The loss on sale is expected to be approximately $53 to $57
million.   Net proceeds from the sale of Rutherford will be used to pay outstanding debt on the Company's bank facility.

        "We remain pleased with the transaction and look forward to fully allocating our resources to grow our core Human Health and Biosciences business segments," commented James A. Mack, Chairman, President and CEO.

        Arsenal Capital Partners, a New York-based private equity firm, will purchase the assets and certain liabilities of Rutherford Chemicals U.S. operations and the stock of Rutherford subsidiary Seal Sands Chemicals Limited located in the United Kingdom.

        Bank of America Securities LLC acted as an exclusive advisor to Cambrex in connection with the transaction.

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ABOUT CAMBREX

        Cambrex is a global, diversified life sciences company dedicated to providing high quality products and services to accelerate drug discovery, development, and manufacturing processes for customers focused on health and the prevention of disease. The Company employs approximately 2200 worldwide. For more information, please visit our website at http://www.cambrex.com.

ABOUT ARSENAL CAPITAL PARTNERS

        Arsenal Capital Partners is a $300 million New York-based private equity firm that makes control investments in manufacturing and business service companies that offer significant opportunities for growth and productivity gains. The firm invests where it has substantial prior experience and broad operating and functional expertise that can support management teams to drive growth and improve productivity. More information about Arsenal is available at www.arsenalcapital.com.

FORWARD LOOKING STATEMENTS

        This news release may contain "forward-looking statements" for the purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Cambrex Annual Report on Form 10K and other filings with the Securities and Exchange Commission.

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